Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related prospectus of Delek Logistics Partners, LP of our report dated February 21, 2022, with respect to the balance sheets of Red River Pipeline Company LLC as of December 31, 2021 and 2020, the related statements of operations, changes in members’ equity, and cash flows for the years then ended and the related notes, not included herein, which report appears in the Annual Report on Form 10-K of Delek Logistics Partners, LP dated February 25, 2022.

We also consent to the reference to us under the caption “Experts” in the Form S-3.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas

April 14, 2022